Exhibit 99.1

1ST COLONIAL BANCORP, INC.

For Immediate Release

For more information, contact

Gerry Banmiller at 856-858-1100

PRESS RELEASE

1ST COLONIAL BANCORP REPORTS INCREASES IN NET INCOME, ASSETS, DEPOSITS AND LOANS.

Collingswood, New Jersey; May 6, 2005 – 1st Colonial Bancorp, Inc. (OTC:FCOB), the holding company for 1st Colonial National Bank, today announced that for the three months ended March 31, 2005, it had net income of $181,000, representing a $72,000 or 66.1% increase over the prior year.  It also reported that its total assets and loans had increased by 24.8% and 18.8% respectively since March 31, 2004.  Gerry Banmiller, the President and Chief Executive Officer of 1st Colonial, said “The success of our public offering that closed in April, 2004 has enabled the bank to grow.  We are actively exploring branching opportunities in the counties surrounding our main office in order to further foster our loan and deposit growth.  As a leading community bank in our market area, we intend to continue to strive to meet the banking needs of our local businesses and residents.”

The Bank also announced that it has completed the distribution of the five percent stock dividend declared on January 19, 2005.  The dividend was distributed on April 15, 2005 on all issued and outstanding shares of common stock held of record as of April 1, 2005.  “2004 was a very important year for us in terms of growth,” said Mr. Banmiller.  “We thank our shareholders very much for their support, especially in connection with our 2004 stock offering, and declared this stock dividend as a token of our appreciation.”

At March 31, 2005, 1st Colonial reported $150.3 million in assets and $81.9 million in loans.  These amounts reflect an increase of $29.9 million in assets and $13.0 million in loans from March 31, 2004.

1st Colonial also reported a 21.4% increase in net interest income.  Net interest income was $1.1 million for the three months ended March 31, 2005 compared to $911,000 for the comparable period ended March 31, 2004.  According to Gerry Banmiller, “we were able to grow our loan portfolio due to the hard work of our loan department and the strong relationships we have with our borrowers.”

Despite 1st Colonial’s 66.1% increase in net income for the three months ended March 31, 2005 compared to the comparable period in 2004, its diluted earnings per share remained constant at $0.07.  This was due primarily to the issuance of 828,000 additional shares of common stock in 1st Colonial’s public offering, which was completed in April 2004.  The earnings per share numbers for both periods have been adjusted to reflect the 5% stock dividend paid on April 15, 2005.

The Company noted that for the three months ended March 31, 2005, its other income increased approximately $25,000 or 42.4% compared to the comparable prior period.  This was due primarily to increased account fees of $8,000, an increase in ATM fees of $7,000 and the receipt $5,000 as a tentative settlement in a class action lawsuit in which the Bank participated as a member of the Pulse EFT network.  The remaining increase was volume related.

For the three months ended March 31, 2005, 1st Colonial advised that its other expense increased approximately $88,000 or 12.1% from the comparable prior period.  Most of these increases were growth related.  Employee salaries and benefits increased $45,000.  Due to increased staffing levels, occupancy and equipment expenses increased approximately $18,000.   Advertising expenses increased $20,000 for the three months ended March 31, 2005, as compared to the three months ended March 31, 2004, due to the implementation of a new marketing campaign in 2005.

The Company also announced that at its annual meeting of shareholders held on April 27, 2005, the following Class 1 directors were elected to serve a term of three years:  Gerard M. Banmiller, Mary R. Burke, Thomas A. Clark, III and Letitia G. Colombi.  Amendments to the Company’s stock option plans were also approved at the annual meeting.  These amendments  increase the number of shares available for issuance under the Company’s Employee Stock Option Plan from 78,750 to 150,000 and the number of shares available for issuance under its  Stock Option Plan for Non-Employee Directors from 52,500 to 100,000.  The shareholders also ratified the audit committee’s appointment of KMPG LLP as 1st Colonial Bancorp’s independent auditors for the fiscal year ending December 31, 2005.

Highlights as of March 31, 2005 and March 31, 2004, and comparing the three months ended March 31, 2005 to the three months ended March 31, 2004 (all unaudited) include the following (dollars in thousands, except per share data):

	At March 31, 2005	At March 31, 2004	$ increase/ (decrease)	% increase/ (decrease)

Total Assets	$150,316	$120,446	$29,870	24.8%
Total Loans	81,909	68,933	12,976	18.8%
Total Deposits	128,958	105,878	23,080	21.8%
Shareholders’ Equity	17,390	9,823	7,567	77.0%

	For the Three Months Ended		$ increase/	% increase/
	March 31, 2005	March 31, 2004	(decrease)	(decrease)

Net Interest Income	$1,106	$911	$195	21.4%
Provision for Loan Losses	75	57	18	31.6%
Other Income	84	59	25	42.4%
Other Expense	818	730	88	12.1%
Net Income	181	109	72	66.1%
Earnings Per Share, Diluted	0.07	0.07	—	—

Key Financial Ratios	As of or for the three months ended 3/31/05	As of or for the three months ended 3/31/04
Return on average assets (1)	0.51%	0.37%
Return on average equity (1)	4.16%	4.50%
Net interest margin	3.31%	3.40%
Efficiency ratio (1) (2)	68.74%	75.26%
Non-interest income/operating revenue	7.06%	6.08%
Non-performing assets/assets	0.02%	0.00%
Net charge offs/average loans (1)	0.00%	0.04%
Allowance for loan losses/loans	1.28%	1.21%

(1) Annualized

(2) Efficiency ratio is total other expense divided by the sum of net interest income and total other income.

1st Colonial National Bank is a locally managed community bank located in Collingswood, New Jersey.  The Bank strives to offer highly personalized service combined with extended lobby and drive-through hours, and low fees and charges.  The Bank services consumers as well as small- to mid-sized businesses.  Services include free personal checking, savings, money market and certificates of deposit accounts.  In addition, the bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards, free internet banking and free telephone banking.

This Release contains forward-looking statements.  These statements are not historical facts and include statements about management’s strategies and expectations about programs, products, and opportunities.  Such forward-looking statements involve certain risks and uncertainties.  Because of such risks and uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements.  Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the bank’s operations, pricing, products and services.  More detailed information concerning 1st Colonial’s financial condition and results of operations can be found in the company’s 2004 annual report filed with the Securities and Exchange Commission.  This report can be accessed over the Internet at www.sec.gov.  More information on 1st Colonial can be found online at www.1stColonial.com or by telephoning 1st Colonial’s main branch at 856-858-1100.